Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-20

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI SELLS AVIATION UNIT

Company Expects to Renew Expansion in Core Business Segments

CARENCRO, LA – JUNE 3, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today it has entered into a Letter of Intent for the sale of its entire fleet of 20 helicopters, spare parts and related equipment and one fixed-wing airplane to Rotorcraft Leasing, L.L.C. for a total of $11 million cash. Closing is subject to the completion of satisfactory sales documents and is expected before the end of the second quarter.

Commenting on the sale, James C. Eckert, Chief Executive Officer said, “Because of low equipment utilization and the high fixed costs associated with aviation, it was difficult for us to attain and sustain the level of profitability necessary for us to continue this business unit. As such, it was apparent that we needed to either grow this business unit or we needed to immediately exit this business segment,” added Eckert. “The aviation unit contributed very little cash flow from our first quarter’s operations and at its current operating levels; little improvement was expected for the second quarter and beyond. Further, the amount of time and attention required by management to oversee this business segment versus the amount of risk assumed by OMNI, was not proportionate. Accordingly, we have decided to exit this business segment at this time, use the proceeds to reduce debt and direct our time and available investment funds into the expansion of our more profitable core business segments,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling (including drilling, survey and permitting services), Aviation Transportation (including helicopter support) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI’s ability to complete the sale discussed in this release, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.